Exhibit 10.1

FIRST AMENDMENT TO

EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (First Amendment) is entered into and effective this 19th day of December, 2014 by and between TWIN CITIES POWER HOLDINGS, L.L.C., a Minnesota Limited Liability Company, with its principal place of business at 16233 Kenyon Avenue, Suite 210, Lakeville, Minnesota 55044 (the "COMPANY") and WILEY H. SHARP III, an individual with his principal residence at 4979 Devonshire Circle, Shorewood, Minnesota 55331 (the "EMPLOYEE"). The COMPANY and the EMPLOYEE are jointly referred to as PARTIES ("PARTIES").

The PARTIES entered into an Employment Agreement on the 16th day of June 2013 (the "Employment Agreement");

The PARTIES wish to amend certain terms and conditions in the Employment Agreement pursuant to this First Amendment.

The PARTIES have herein agreed to the amended terms and conditions set forth herein. NOW THEREFORE, in considerate of the mutual covenants, terms, and conditions herein contained, it is hereby agreed by and between the PARTIES:

1. Section 4 Compensation in the Employment Agreement is Amended as follows:

(a) Salary. The COMPANY agrees to pay the EMPLOYEE a monthly salary of$14,000.00 (the "Monthly Salary"), in equal semi-monthly installments, and in arrears, in accordance with the standard payroll practices of the COMPANY. Within 30 days of the anniversary date of this Agreement and within 30 days of every anniversary thereafter, during the term of this Agreement, the base Salary will be reviewed by the COMPANY considering both the EMPLOYEE's performance and the performance of the COMPANY during the preceding calendar year. If the EMPLOYEE's Base Salary is adjusted by the COMPANY, such adjusted Base Salary shall then constitute the Base Salary for all purposes under this Agreement.

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(b) Benefits and Vacation. The EMPLOYEE will be entitled to participate in all benefit plans adopted by the COMPANY to the extent that the terms of such benefit plans permit the EMPLOYEE to participate. The EMPLOYEE will be entitled to twenty (20) days per year of personal time off ("PTO") and all legal holidays observed by the COMPANY, in each case, in accordance with the COMPANY's policies as in effect from time-to-time. In the event EMPLOYEE does not use all PTO for a given fiscal year, up to five days of unused PTO may be carried over to the next fiscal year.

(c) Bonus. The EMPLOYEE shall be paid a discretionary bonus of $100,000 for 2014.

(d) Expenses. EMPLOYEE shall be reimbursed monthly by the COMPANY for reasonable expenses which are incurred, documented and accounted for in accordance with the COMPANY's policies for the same.

(e) Severance. The Severance provided in the Agreement is intentionally deleted in consideration of the Discretionary Bonus being paid and other good and valuable consideration.

2. Other Terms and Conditions.

All other terms and conditions of the Employment Agreement dated the 16th day of June 2013 remain unchanged except as hereinbefore amended.

The COMPANY and the EMPLOYEE have duly executed this First Amendment to the Employment Agreement as of the date and year opposite to their names below.

Company:	Employee:

TWIN CITIES POWER HOLDINGS, L.L.C.	Wiley H. Sharp, III

/s/ Timothy S. Krieger	/s/ Wiley H. Sharp, III
By: TIMOTHY S. KRIEGER	By: Wiley H. Sharp, III
Its: President/CEO

Dated: December 22, 2014	Dated December 19, 2014